Exhibit 10.42
Via Hand Delivery

Michael Miles

Dear Michael,

This Separation Letter Agreement (“Agreement”) sets forth the entire offer by Staples, Inc. with regard to your separation from Staples, Inc. or one of its affiliates (“Staples” or the “Company”). Because your termination constitutes a “Qualified Termination,” as defined in the Amended and Restated Severance Benefits Agreement attached as Appendix A between you and Staples, dated March 13, 2006 and the Amendment to Severance Benefits Agreement dated December 31, 2008, your eligibility for the salary continuation payments and other benefits provided in the Amended and Restated Severance Benefits Agreement is conditioned upon your agreement to the following terms. The Amended and Restated Severance Benefits Agreement amends and restates the Severance Benefits Agreement entered into by the Parties on or about September 22, 2003. After you sign this Agreement and the Affirmation of Separation Agreement that is attached as Appendix B (the “Affirmation”), and contingent upon your compliance with the terms described herein and in the Affirmation, you shall receive the pay and benefits as set forth below.

For good and sufficient consideration, to which you agree you would not otherwise be entitled, you and Staples agree as follows:

1.    Termination Date. Your employment with Staples shall terminate effective as of February 2, 2013 (the “Termination Date”). Staples and you reasonably anticipate that, as of your Termination Date, your services to Staples (including those rendered under the Transition Agreement) will permanently decrease to no more than 20% of the average level of bona fide services performed by you over the immediately preceding 36-month period. As of your Termination Date, you shall receive a final check for all base pay and accrued but unused vacation due to you at that time, less applicable withholdings and deductions.

2.    Transition Agreement. Beginning February 3, 2013, (“Transition Start Date”) Staples will employ you as a part time associate. The terms and conditions of this employment relationship are set forth in the Transition Agreement, attached hereto as Appendix C.

3.    Severance Pay. Contingent on your compliance with the terms set forth in this Agreement and in the Affirmation, and in accordance with Section 3(a) of your Amended and Restated Severance Benefits Agreement, Staples will pay you 18 months' severance pay (“Severance”), minus legally required federal and state payroll deductions. This Severance will be paid to you as a Section 409A Deferred Payment (defined below) according to your regular payroll schedule, and will end on July 31, 2014 (the “Severance Period”).

As part of your Severance, during the Severance Period, you also will receive a monthly amount equal to one-twelfth of the average annual bonus Staples paid to you during the prior three fiscal years.

A tax law referred to as “Section 409A” regulates the time and form of payment of severance, particularly for certain highly compensated employees known as “specified employees” under Section 409A. Violations of Section 409A cause employees to be subject to additional taxes and penalties. You have been identified as a specified employee of Staples. Your monthly severance payments constitute “deferred compensation” under Section 409A. To comply with 409A, Staples is required to defer payment of your monthly Severance payments until 6 months and one day after your Termination Date. Such deferred amounts are hereafter referred to as “Section 409A Deferred Payments.” Any such Section 409A Deferred Payments shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of The Wall Street Journal on your Termination Date from your

Termination Date to the date of payment. Your Section 409A Deferred Payments are $$595,530, plus interest as described above, which shall be paid in the form of a lump-sum payment on the date that is six months and one day following your Termination Date and no interest shall accrue or be paid on installments made after that payment. Severance payments scheduled to be paid more than 6 months after your Termination Date will be paid on the regular monthly payroll dates.

Each installment of the payments and benefits provided under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Internal Revenue Code.

4.    Benefits.

(a)    Medical, Dental, Vision, and Health Care FSA. Staples' COBRA administrator will send you a separate COBRA notice following your Termination Date and you will have 60 days to elect whether or not to continue your medical, dental, vision coverage and/or Flexible Spending Account (FSA) health care contributions under COBRA. If you choose to elect COBRA, your coverage will be retroactive to your Termination Date. FSA Dependent Care is not subject to COBRA provisions. Therefore, your participation will end on your Termination Date. Subject to your timely COBRA election, Staples will provide you with 18 months of dental and group health insurance benefits substantially similar to those available to similarly situated officers; provided, however, that Staples will not provide any such benefit for any portion of this period for which you receive an equivalent benefit from another party. For the avoidance of doubt, continuation of all benefits covered by COBRA is provided pursuant to COBRA and not in addition to COBRA. During the 18 month period (but not during any extended COBRA coverage period thereafter) Staples will cover (or reimburse you for paying) the portion of any premium in excess of the difference between the applicable COBRA premiums and your required based on similarly situated active officers. Your continued participation is contingent on your timely payment of your share of any premiums.
(b)    Other Benefits. As when you were an active employee, Staples will continue to pay any necessary and due premium related to your executive life insurance during the Severance Period.  Should you obtain executive life insurance through another employer during the Severance Period that provides at least an equivalent benefit, then your Staples coverage will cease.  While your group long term disability insurance and your Company paid executive supplemental long term disability insurance ends on your Termination Date, you may  choose to continue the later coverage by paying the insurance company directly.   In addition, your long term care insurance may be continued beyond your Termination Date by paying the insurance company directly.  Information pertaining to the continuance of both plans will be sent to your home address from each of the insurance companies.
(c)    Important Limitations. Except as provided in this Section 4 or as expressly provided in the written terms of a Staples employee benefit plan in which you participate, your right to participate in or receive any benefits from or coverage under any employee benefit plan (including, but not limited to, the Staples' Employees' 401(k) Savings Plan and the Staples, Inc. Supplemental Executive Retirement Plan) ends on your Termination Date as defined in Section 1 of this Agreement. You will not be eligible to participate in Staples' equity and cash incentive plans for Staples fiscal year 2013.

5.    Stock Options and Restricted Stock: You are a party to various agreements (the “Option Agreements”) under which you have been granted options to purchase shares of Staples' stock (“Options”), subject to the vesting provisions as provided in the Option Agreements. Such Options will continue to vest through the Transition Period. You may exercise such vested Options (that previously have not been exercised) in accordance with the terms of the Option Agreements, but you must do so within 60 days after the last day of the Transition Period for options granted prior to July 1, 2004 and within 6 months after the last day of the Transition Period for options granted on or after July 1, 2004 after which period the Options will expire and any and all rights to acquire shares of stock under the Option Agreements will be terminated. In addition, you are a party to various agreements (“Restricted Stock Agreements”) with the Company under which you have been granted shares (“Restricted Shares”) subject to performance-based or time-based conditions. Such Restricted Shares shall be awarded or continue to vest through the Transition Period in accordance with the terms of the Restricted Stock Agreements. A summary of your Options and Restricted Shares, is included in Appendix B.

6.    Company Property. All Company property assigned to you, including computers, equipment, software, documents, manuals, files, security access cards, credit cards, and anything else of more than trivial value must be returned to Staples by your Termination Date.

7.    Proprietary Information. You acknowledge that during your employment you have become acquainted with and/or have developed confidential information belonging to the Company, including but not limited to trade secrets and proprietary information. You agree that in accordance with Staples' policy and the terms of your Proprietary and Confidentiality Agreement, attached as Attachment C, you will not disclose, directly or indirectly any confidential information belonging to Staples at any time.

8.    Non-Compete and Non-Solicitation Agreement. Except as expressly modified in this paragraph 8, the Non-Compete and Non-Solicitation Agreement dated as of September 8, 2003 (the “Non-Compete,” a copy of which is attached as Appendix F) and all of your obligations set forth in the Non-Compete, will remain in full force and effect. The Non-Compete and Non-Solicitation Period shall continue uninterrupted until February 2, 2015. Should you breach any of these obligations, you acknowledge that the Company may immediately cease your severance payments and pursue any and all legal remedies afforded to the Company against you under this Agreement, the Non-Compete, and as otherwise available in law or equity. To the extent that anything in this Agreement is determined by a court of law to render the Non-Compete unenforceable, you acknowledge and agree that the Non-Compete will be unaffected by this Agreement or any change in your position with Staples.

9.    Confidentiality. Except as required by law or regulation, both you and Staples agree not to disclose the background, negotiations, terms, and existence of this Agreement, directly or indirectly, to any third party, with the exception of the parties' financial or legal advisors or immediate family members, provided that they agree to keep such information confidential and not disclose it to others.

10.    Nondisparagement. Both parties also agree that they will not disparage or make negative statements about the other or any of the other's officers, directors, agents, associates, successors, and assigns. This Agreement in no way restricts or prevents you or Staples from providing truthful testimony concerning the other as required by court order or legal process.

11.    Unemployment. Staples will not contest any claim by you for unemployment compensation benefits.

12. General Release. In exchange for the payment described in paragraph 2, you are waiving and releasing all known or unknown claims and causes of action you have or may have, as of the day you sign this Agreement, against the Company arising out of your employment, including your separation from employment. The claims you are releasing include, but are not limited to, any and all allegations that the Company:

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has discriminated against you in violation of the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family and Medical Leave Act (“FMLA”), the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act (“ERISA”), Executive Order 11246, the Vocational Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, 42 U.S.C. s. 1981, the Massachusetts Fair Employment Practices Act, or on the basis of race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; or

•	has violated its personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind; or

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has violated public policy, statutory or common law, including without limitation claims for: personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family; and/or promissory estoppel; or

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is in any way obligated for any reason to pay you damages, expenses, litigation costs (including attorneys' fees), backpay, frontpay, disability or other benefits (other than any accrued pension benefits), compensatory damages, punitive damages, restitution and/or interest.

13.    Exclusions From General Release. Excluded from the General Releases above are any claims or rights which cannot be waived by law, including your right to accrued vacation. Also excluded from the General Release is your right to file a charge with an administrative agency or participate in any agency investigation. You are, however, waiving your right to any recover money in connection with such a charge or investigation. You are also waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.
14.    Covenant Not To Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the General Release of claims contained in Section 11 above. In addition to waiving and releasing the claims covered by Section 11 above, you further agree never to sue the Company in any forum for any claims you may have through the date of your signature below, for any reason, including but not limited to claims, laws or theories covered by the General Release language in Section 11 above. Notwithstanding this Covenant Not To Sue, you may bring a claim against the Company to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If you sue the Company in violation of this Agreement, the Company shall be excused from making any further payments otherwise owed to you under paragraph 2 of this Agreement. (As indicated above, it would not violate any part of this Agreement to sue the Company to enforce this Agreement, or to challenge the validity of this Agreement under the ADEA.)
15.    Employee Acknowledgments. You also agree that you: (i) have been paid for all hours worked, including overtime; and (ii) have not suffered any on‑the‑job injury for which you have not already filed a claim.
16.    Additional Employee Acknowledgments. You also agree that:

•	you are entering into this Agreement knowingly and voluntarily;

•	you have been advised by this Agreement to consult with an attorney before signing this Agreement;

•	you are not relying on any representations of any representative of Staples concerning the meaning of this Agreement;

•	you understand you may take up to twenty-one (21) days to consider this Agreement before signing it;

•	you are not otherwise entitled to the payment described in paragraph 2 of this Agreement; and

•	this Agreement and the Appendixes included herewith represent the entire Agreement between you and the Company regarding the termination of your employment with the Company.

17.    Revocation Period. After you sign this Agreement, you will have seven (7) days to revoke it if you change your mind. If you want to revoke the Agreement, you should deliver a written revocation notice to Michael Williams, General Counsel and Senior Vice President, Staples Legal Department, 500 Staples Drive, 2 West, Framingham, Massachusetts 01702, within 7 days after you signed it. If you do not revoke this Agreement, you will receive the payment described in paragraph 2.

18.    Miscellaneous. This offer is being made without prejudice and does not constitute an admission of liability by either you or Staples. The terms of this Agreement represent a full and final settlement of any and all claims you may have arising out of your employment with the Company, except that this Agreement does not release or affect any vested rights or obligations you may have under any employment benefit or compensation plan of the Company, the Severance Benefits Agreement entered into between you and Staples, or under the terms of this Agreement. If you breach any of your affirmative obligations under this Agreement, in addition to any other remedies at law or in equity, Staples will be entitled to obtain reimbursement for any benefits paid to you under this Agreement and to terminate the payment of any additional benefits. If any of the terms of this Agreement are held invalid and unenforceable, the remaining terms are severable and will not be affected by the invalid terms. This Agreement will be governed by the laws of the Commonwealth of Massachusetts and may not be changed orally, but only by agreement in writing signed by both sides. During the Severance Period and for 12 months thereafter, you agree to cooperate with Staples as we may reasonably request from time to time in connection with any investigation or litigation relating to any matter in which you were involved during, or have material knowledge as a result of, your employment with Staples.

We greatly appreciate your contributions to Staples, and wish you success in your new endeavors. If you decide to sign this Agreement within the period allotted, please return it to Staples in the enclosed envelope. Please note that you will not be entitled to receive the Severance and benefits described above until the seven-day revocation period has expired, and should you in fact revoke your acceptance, no such benefits will be provided.

Sincerely,

/s/ Brian Light
Brian Light
Executive Vice President, Shared Services
Staples, Inc.

/s/ Regis Mulot
Regis Mulot
Senior Vice President, Global Human Resources
Staples, Inc.

I have read this Agreement and understand that if I sign it I will be giving up certain rights. Staples has advised me to consult with an attorney before signing this agreement and has given me ample time to review this agreement, consider the ramifications of signing it, and to consult an attorney. By signing below, I acknowledge that I willingly, voluntarily, and knowingly accept and agree to all the terms and conditions of this agreement.

/s/ Michael Miles                            1/18/13
Michael Miles                                Date

EMPID: _________________________

Appendixes:
Appendix A: Amended Severance Benefits Agreement
Appendix B: Affirmation of Separation Agreement
Appendix C: Transition Agreement
Appendix D: Stock Activity Summary
Appendix E: Proprietary and Confidential Information Agreement
Appendix F: Non-Compete and Non-Solicitation Agreement